Exhibit 19.1

CrossAmerica Partners LP

CrossAmerica GP LLC

INSIDER TRADING POLICY

Amended as of February 24, 2022

1. Purpose

The Partnership (as defined below) is committed to the highest standards of ethical business conduct. This Insider Trading Policy provides the standards of the Partnership on special trading restrictions that apply to all Covered Persons as defined below.

CrossAmerica GP LLC (the “GP”) is the general partner of CrossAmerica Partners LP (the “Partnership”). Lehigh Gas GP Holdings LLC (“Lehigh Gas”), a Delaware limited liability company and a wholly owned subsidiary of Dunne Manning Partners LLC, a Delaware limited liability company (“DM Partners”), controls 100% of the membership interests of the GP and provides material services to the Partnership. All directors, officers, and employees who provide services to the Partnership or the GP, Lehigh Gas and the affiliates of the GP (including employees of VUC, Inc.) are subject to the Insider Trading section of the Partnership’s Code of Ethics and Business Conduct, which provides, among other matters, that directors and employees should comply with applicable law by not trading the Partnership’s securities when in possession of material non-public information. This Insider Trading Policy imposes additional restrictions on trading in the Partnership’s securities by directors, officers, and employees who have regular access to certain high level monthly financial information. The intent of these restrictions is to reduce the likelihood of unintentional violations of the Partnership’s Insider Trading Policy by limiting the time periods during which those persons may trade Partnership securities or interests in Partnership securities.

2. Applicability

(a) Persons Covered. This policy applies to (i) directors of the GP and Lehigh Gas, (ii) officers of Lehigh Gas, DM Partners and their affiliated companies, including the GP, and (iii) those employees, who have, or have access to, certain financial information regarding the Partnership and are designated by the Partnership from time to time as “Covered Persons” (collectively, “Covered Persons”).

(b) Transactions. This Policy applies to all transactions in the Partnership’s securities, including units representing limited partner interests, options, and any other securities that the Partnership may issue, such as preferred limited partner units, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Partnership’s securities, whether or not issued by the Partnership.

Please refer to the CrossAmerica Partners LP Code of Ethics and Business Conduct for the definition of “materiality”.

3. Blackout Periods

All Covered Persons are prohibited from trading in the Partnership’s securities during blackout periods.

(a) Quarterly Blackout Periods. Trading in the Partnership’s securities is prohibited during the period beginning fifteen (15) days prior to the end of each fiscal quarter and ending after the first (1st) full business day following the date of the public release of the Partnership’s earnings results for that quarter (the “Standard Blackout Period”). During these periods, Covered Persons generally possess or are presumed to possess or have access to material non-public information about the Partnership’s financial results.

(b) Other Blackout Periods. From time to time, other types of material non-public information regarding the Partnership (such as negotiation of mergers, acquisitions, dispositions, or new business line developments) may be pending and not publicly disclosed. While such material non-public information is pending, the Partnership may impose special blackout periods during which certain or all Covered Persons are prohibited from trading in the Partnership’s securities.

(c) Exceptions. These trading restrictions do not apply to:

A.
transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 that:

(i) has been reviewed and approved at least five business days in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer (as defined below) at least five business days in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Partnership; and

(iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Partnership, or explicitly specifies the security or securities to be purchased or sold, the number of shares, and the prices and/or dates of transactions, or other formula(s) describing such transactions; or

B.
Transactions not involving a purchase or sale, including bona fide gifts made to charitable organizations as described in Section 501(c)(3) of the Internal Revenue Code that:
a.
have been reviewed and approved in advance by the Compliance Officer;
b.
were made in good faith; and
c.
if the Covered Person is aware of material non-public information at the time the gift is made, the donee has represented that such donee has no immediate intention to sell the gifted securities.

4. Trading Window and Pre-Clearance Policy

Other than as set forth in Section 3(c) above, Covered Persons may only conduct transactions in Partnership’s securities during the “Window Period” beginning on the first full business day following the public release of the Partnership’s quarterly earnings and ending fifteen days prior to the close of the next fiscal quarter. However, under no circumstances may Covered Persons, including the Family Members and Controlled Entities (both as defined below) of such persons, engage in any transaction in Partnership’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least one business day in advance of the proposed transaction, and clearance of a transaction must be re-requested if the transaction order is not placed within 48 hours. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating such transaction in the Partnership’s securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the GP, the Partnership, Lehigh Gas or DM Partners, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

For purposes of this Insider Trading Policy, “Family Member” shall mean family members who reside with the Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Person’s household, and any persons whose transactions in Partnership securities are directed by the Covered Person or are subject to the Covered Person’s influence or control.

“Controlled Entities” are any entities that the Covered Person influences or controls, including any corporations, partnerships, or trusts.

5. Special Rules for Directors and Officers (i.e., Section 16 Reporting Persons)

(a) Reporting of Transactions. Each director and each officer of the GP who has been designated by the Board of Directors of the Partnership as a Section 16 Reporting Person is individually responsible for filing Forms 4 and 5 reporting any trading in the Partnership’s securities by such director or officer within the required time period, generally within two (2) days after the date of the trade. If the director or officer provides the Compliance Officer or his designee with all necessary information on a timely basis and has signed a power of attorney authorizing the Compliance Officer or designee to complete such forms on behalf of the director or officer, the Compliance Officer or designee will complete and file the required forms on behalf of the director of officer.

(b) Additional Limitations. The Compliance Officer may close an open window period as to directors and officers during the “distribution” or deemed distribution of the Partnership’s securities and at any other times legally required to avoid a securities law violation by the Partnership or by the director or officer.

6. Prohibited Transactions

(a) Plan Blackout Period. Directors and officers are prohibited from trading in the Partnership’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Partnership, during which at least 50% of the plan participants are unable to purchase, sell, or otherwise acquire or transfer an interest in equity securities of the Partnership, due to a temporary suspension of trading by the Partnership or the plan fiduciary.

(b) Special Transactions. A Covered Person, including Family Members and Controlled Entities, are prohibited from engaging in the following transactions in the Partnership’s securities:

(i)
Short-term trading. Covered Persons who purchase Partnership securities may not sell any Partnership securities of the same class for at least six months after the purchase;
(ii)
Short sales. Covered Persons may not sell the Partnership’s securities short;
(iii)
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Partnership’s securities;

(iv) Trading on margin; pledging. Unless prior board approval is obtained for a specific transaction, Covered Persons may not hold Partnership securities in a margin account or pledge Partnership securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Partnership securities.

7. Compliance Officer

The Partnership has appointed the General Counsel of the GP as the Compliance Officer (the “Compliance Officer”) for this Insider Trading Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation of this Insider Trading Policy;

(ii) circulating this Insider Trading Policy to all employees and ensuring that this Insider Trading Policy is amended as necessary to remain up to date with insider trading laws and events affecting the black-out periods;

(iii) causing the filing of all Forms 3, 4 and 5 as provided in this Insider Trading Policy; and

(iv) providing approval of any transactions described under the caption in Section 4. entitled “Trading Window and Pre-Clearance Policy.”

8. Violations

The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, and an officer may be subject to disciplinary action by the Partnership, up to and including termination of employment. In addition, both the Partnership and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Partnership.

9. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

10. Assistance

Any person who has a question about this Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel, who can be reached by telephone at 610-625-8100 or by e-mail at klynch@caplp.com.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Partnership’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

(Please print name)

Date: